Exhibit 99.1

WASTE CONNECTIONS REPORTS THIRD QUARTER 2026 RESULTS AND RAISES FULL YEAR OUTLOOK

-	Strong execution, improving solid waste landfill volumes and further strength in commodity-related revenues drive outsized results and another increase to full year outlook
-	Revenue of $2.638 billion, exceeding expectations
-	Net income of $359.2 million, and adjusted EBITDA* of $895.8 million, or 34.0% of revenue, above expectations
-	Net income and adjusted net income* of $1.43 and $1.58 per share, respectively
-	Year to date closed acquisitions of approximately $130 million in annualized revenues
-	Increases regular quarterly dividend by 10% and completes year to date share repurchases of over $1 billion
-	Second increase to full year 2026 outlook for revenue and adjusted EBITDA*

THE WOODLANDS, TX, October 21, 2026 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the third quarter of 2026.

"Another top to bottom beat in the period was driven by continued strength in operational execution along with improving trends in landfill activity and commodity-driven revenue.  Sequential improvement of 70 basis points in solid waste unit volumes was led by an uptick in landfill volumes, with operating results continuing to reflect the benefits of elevated employee retention and record safety performance,” said Ronald J. Mittelstaedt, President and Chief Executive Officer.

"Most importantly, we overcame a late quarter surge in diesel pricing to deliver adjusted EBITDA margin* of 34% on underlying margin expansion of 50 basis points,” continued Mr. Mittelstaedt.  “Our performance puts us firmly on track to exceed the increased full year 2026 outlook we provided in July for revenue and adjusted EBITDA*, and we remain positioned to deliver double-digit growth in adjusted free cash flow* of at least $1.4 billion.  Additional acquisitions completed later this year, and further improvement in E&P waste activity or other commodity-driven revenues, would provide incremental benefit."

Mr. Mittelstaedt continued, "As anticipated, the strength of our operating performance, free cash flow generation and balance sheet positioned us for another double-digit annual increase in our quarterly cash dividend, our sixteenth in a row.  Additionally, we continued our opportunistic share repurchases, bringing year to date outlays to over $1 billion for 2.5% of outstanding shares, demonstrating once again our ability to fund our differentiated growth strategy and acquisition activity, along with record return of capital to shareholders."

Q3 2026 Results

Revenue in the third quarter totaled $2.638 billion, up from $2.458 billion in the year ago period.  Operating income was $541.7 million, which included $3.0 million in transaction-related expenses and $1.9 million in impairments and other operating items, partially offset by $0.6 million associated with fair value changes to equity awards.  This compares to operating income of $439.6 million in the third quarter of 2025 that included $63.5 million primarily from the write-down of contracts and a non-operating E&P waste facility permit, an environmental liability at an operating facility and transaction-related expenses.  Net income in the third quarter was $359.2 million, or $1.43 per share on a diluted basis of 251.9 million shares.  In the year ago period, the Company reported net income of $286.3 million, or $1.11 per share on a diluted basis of 257.6 million shares.

Adjusted net income* in the third quarter was $398.9 million, or $1.58 per diluted share, versus $372.0 million, or $1.44 per diluted share, in the prior year period.  Adjusted EBITDA* in the third quarter was $895.8 million, as compared to $830.3 million in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Nine Months Year to Date Results

For the nine months ended September 30, 2026, revenue was $7.570 billion, up from $7.094 billion in the year ago period.  Operating income was $1.343 billion, which included $139.9 million from impairments and other operating items and $13.0 million in transaction-related expenses, partially offset by $1.8 million associated with fair value changes to equity awards.  This compares to operating income in the prior year period of $1.289 billion, which included $70.6 million from impairments and other operating items and $20.3 million primarily attributable to transaction-related expenses and fair value changes to equity awards.

Net income for the nine months ended September 30, 2026 was $875.0 million, or $3.45 per share on a diluted basis of 253.9 million shares.  In the year ago period, the Company reported net income of $818.1 million, or $3.16 per share on a diluted basis of 258.5 million shares.

Adjusted net income* for the nine months ended September 30, 2026 was $1.095 billion, or $4.32 per diluted share, compared to $998.3 million, or $3.86 per diluted share, in the year ago period. Adjusted EBITDA* for the nine months ended September 30, 2026 was $2.505 billion, as compared to $2.329 billion in the prior year period.

Updated 2026 Outlook

Waste Connections also updated its outlook for 2026, which assumes no change in the current economic environment or underlying economic trends.  The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2026 are subject to quarterly fluctuations.  See reconciliations in the attached tables.

-	Revenue is estimated to be approximately $10.09 billion;
-	Net income is estimated to be approximately $1.18 billion, and adjusted EBITDA* is estimated to be approximately $3.345 billion;
-	Capital expenditures are estimated to be approximately $1.25 billion; and
-	Net cash provided by operating activities is estimated to be between $2.64 billion and $2.69 billion, and adjusted free cash flow* is estimated to be between $1.40 billion and $1.45 billion.

----------------------------------------------------------------------------------------------------------------------------------------------------

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Q3 2026 Earnings Conference Call

Waste Connections will be hosting a conference call related to third quarter earnings on October 22nd at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting "Events & Presentations" from the website menu. Alternatively, conference call participants can preregister by clicking here. Registered participants will receive dial-in instructions and a personalized code for entry to the conference call. Shortly after the conclusion of the conference call, a webcast replay will be available on the Waste Connections investor website or by clicking here.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves approximately nine million residential, commercial and industrial customers in mostly exclusive and secondary markets across 46 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S. and Canada. Waste Connections views its sustainability efforts as integral to its business, with initiatives consistent with its objective of long-term value creation and focused on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement. Visit wasteconnections.com/sustainability for more information and updates on our progress towards targeted achievement.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2026  financial results, outlook and related assumptions, and potential acquisition activity. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND NINE months ended SEPTEMBER 30, 2025 and 2026

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended September 30,						Nine months ended September 30,
		2025			2026			2025			2026

Revenues			$2,458,378			$2,638,081			$7,093,609			$7,570,319
Operating expenses:
Cost of operations			1,406,854			1,501,143			4,091,153			4,341,459
Selling, general and administrative			236,476			253,934			729,576			765,546
Depreciation			263,999			290,625			763,727			836,387
Amortization of intangibles			51,331			48,783			149,209			143,647
Impairments and other operating items			60,127			1,851			70,598			139,901
Operating income			439,591			541,745			1,289,346			1,343,379

Interest expense			(84,449)			(96,376)			(248,074)			(275,298)
Interest income			5,090			2,988			9,174			10,227
Other income, net			14,542			2,768			26,463			40,105
Income before income tax provision			374,774			451,125			1,076,909			1,118,413

Income tax provision			(88,503)			(91,901)			(258,852)			(243,446)
Net income			$286,271			$359,224			$818,057			$874,967

Earnings per common share:
Basic			$1.11			$1.43			$3.17			$3.45

Diluted			$1.11			$1.43			$3.16			$3.45

Shares used in the per share calculations:
Basic			256,948,902			251,338,542			257,835,515			253,369,277
Diluted			257,580,321			251,873,132			258,484,698			253,855,805

Cash dividends per common share			$0.315			$0.350			$0.945			$1.050

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2025	September 30, 2026
ASSETS
Current assets:
Cash and equivalents	$45,968	$95,694
Accounts receivable, net of allowance for credit losses of $21,402 and $23,669 at December 31, 2025 and September 30, 2026, respectively	1,024,992	1,106,208
Prepaid expenses and other current assets	240,603	235,136
Total current assets	1,311,563	1,437,038

Restricted cash	183,612	183,125
Restricted investments	80,757	73,896
Property and equipment, net	8,733,327	9,005,291
Operating lease right-of-use assets	312,508	320,279
Goodwill	8,392,249	8,413,634
Intangible assets, net	2,006,200	1,967,946
Other assets, net	109,147	109,059
Total assets	$21,129,363	$21,510,268
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$765,227	$811,498
Book overdraft	14,674	14,841
Deferred revenue	416,025	436,145
Accrued liabilities	810,367	776,370
Current portion of operating lease liabilities	44,272	48,043
Current portion of contingent consideration	65,029	60,120
Current portion of long-term debt and notes payable	8,667	7,801
Total current liabilities	2,124,261	2,154,818

Long-term portion of debt and notes payable	8,811,104	9,427,069
Long-term portion of operating lease liabilities	267,000	275,113
Long-term portion of contingent consideration	19,667	19,464
Deferred income taxes	1,085,613	1,146,675
Other long-term liabilities	576,337	603,087
Total liabilities	12,883,982	13,626,226
Commitments and contingencies
Shareholders’ Equity:
Common shares: Unlimited shares authorized; 255,661,011 shares issued and 255,614,663 shares outstanding at December 31, 2025; 250,293,972 shares issued and 250,247,624 shares outstanding at September 30, 2026	2,783,431	1,845,308
Additional paid-in capital	373,239	406,383
Accumulated other comprehensive loss	(111,044)	(176,879)
Treasury shares: 46,348 and 46,348 shares at December 31, 2025 and September 30, 2026, respectively	-	-
Retained earnings	5,199,755	5,809,230
Total shareholders’ equity	8,245,381	7,884,042
Total liabilities and shareholders’ equity	$21,129,363	$21,510,268

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

NINE months ended SEPTEMBER 30, 2025 and 2026

(Unaudited)

(in thousands of U.S. dollars)

	Nine months ended September 30,
	2025	2026
Cash flows from operating activities:
Net income	$818,057	$874,967
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from disposal of assets, impairments and other	71,614	10,222
Adjustments to closure and post-closure liabilities	-	131,977
Depreciation	763,727	836,387
Amortization of intangibles	149,209	143,647
Deferred income taxes, net of acquisitions	93,839	62,316
Current period provision for expected credit losses	9,321	19,488
Amortization of debt issuance costs	6,271	6,949
Share-based compensation	60,432	61,824
Interest accretion	38,411	33,311
Payment of contingent consideration recorded in earnings	(400)	(1)
Adjustments to contingent consideration	30,874	(1,315)
Other	(7,046)	(7,411)
Net change in operating assets and liabilities, net of acquisitions	(177,119)	(201,550)
Net cash provided by operating activities	1,857,190	1,970,811

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(627,310)	(368,682)
Capital expenditures for property and equipment	(794,937)	(893,732)
Capital expenditures for undeveloped land	-	(56,192)
Proceeds from disposal of assets	9,153	5,470
Other	(20,819)	1,863
Net cash used in investing activities	(1,433,913)	(1,311,273)

Cash flows from financing activities:
Proceeds from long-term debt	2,222,235	2,668,176
Principal payments on notes payable and long-term debt	(1,808,598)	(2,022,304)
Payment of contingent consideration recorded at acquisition date	(28,324)	(11,211)
Change in book overdraft	(336)	167
Payments for repurchase of common shares	(442,176)	(944,432)
Payments for cash dividends	(243,950)	(265,492)
Tax withholdings related to net share settlements of equity-based compensation	(31,306)	(29,279)
Debt issuance costs	(4,825)	(9,572)
Proceeds from issuance of shares under employee share purchase plan	5,464	6,309
Proceeds from sale of common shares held in trust	324	-
Net cash used in financing activities	(331,492)	(607,638)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	627	(2,661)

Net increase in cash, cash equivalents and restricted cash	92,412	49,239
Cash, cash equivalents and restricted cash at beginning of period	198,173	229,580
Cash, cash equivalents and restricted cash at end of period	$290,585	$278,819

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three and nine month periods ended September 30, 2026:

	Three months ended September 30, 2026	Nine months ended September 30, 2026
Yield(a)	4.3%	4.5%
Surcharges	1.3%	0.8%
Unit Volume(a)	(1.2%)	(1.5%)
Recycling	0.3%	(0.1%)
Foreign Exchange Impact	(0.2%)	0.1%
Total	4.5%	3.8%

Core Price(b)	5.5%	5.7%

-----------------------------------------------------------------------------

(a) In the first quarter of 2026, WCN began providing a breakdown of organic growth in solid waste collection, transfer and disposal to include Yield and Unit Volume, which are performance metrics used by management to evaluate the effectiveness of our pricing and organic growth strategies.  Yield, or change in average price per unit of service, reflects the impacts of customer churn and new business activity and the resulting mix by line of business and by geographic segment; Unit Volume reflects estimated change in units of activity.

(b) Core Price is defined as the revenue growth attributable to price increases, net of rollbacks, on solid waste collection, transfer and disposal customers.  This definition is consistent with Core Price references provided in prior periods.

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended September 30, 2025 and 2026:

	Three months ended September 30, 2025
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,730,339	$(5,733)	$1,724,606	70.1%
Solid Waste Disposal and Transfer	804,442	(348,040)	456,402	18.6%
Solid Waste Recycling	58,351	(2,110)	56,241	2.3%
E&P Waste Treatment, Recovery and Disposal	188,679	(9,542)	179,137	7.3%
Intermodal and Other	42,686	(694)	41,992	1.7%
Total	$2,824,497	$(366,119)	$2,458,378	100.0%

	Three months ended September 30, 2026
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,825,657	$(5,771)	$1,819,886	69.0%
Solid Waste Disposal and Transfer	866,609	(374,421)	492,188	18.7%
Solid Waste Recycling	67,707	(3,001)	64,706	2.4%
E&P Waste Treatment, Recovery and Disposal	222,636	(9,781)	212,855	8.1%
Intermodal and Other	60,348	(11,902)	48,446	1.8%
Total	$3,042,957	$(404,876)	$2,638,081	100.0%

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, closed during or subsequent to the prior periods:

	Three months ended September 30,		Nine months ended September 30,
	2025	2026	2025	2026
Acquisitions, net	$76,621	$53,434	$318,789	$154,445

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and nine month periods ended September 30, 2025 and 2026:

	Three months ended September 30,		Nine months ended September 30,
	2025	2026	2025	2026
Cash Interest Paid	$83,792	$108,072	$239,038	$280,973
Cash Taxes Paid	50,394	44,792	141,535	143,970

Debt to Book Capitalization as of September 30, 2026: 54%

Internalization for the three months ended September 30, 2026: 58%

Days Sales Outstanding for the three months ended September 30, 2026: 39 (23 net of deferred revenue)

Share Information for the three months ended September 30, 2026:

Basic shares outstanding	251,338,542
Dilutive effect of equity-based awards	534,590
Diluted shares outstanding	251,873,132

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended September 30,		Nine months ended September 30,
	2025	2026	2025	2026
Net income	$286,271	$359,224	$818,057	$874,967
Plus: Income tax provision	88,503	91,901	258,852	243,446
Plus: Interest expense	84,449	96,376	248,074	275,298
Less: Interest income	(5,090)	(2,988)	(9,174)	(10,227)
Plus: Depreciation and amortization	315,330	339,408	912,936	980,034
Plus: Closure and post-closure accretion	11,963	10,343	35,779	30,962
Plus: Impairments and other operating items	60,127	1,851	70,598	139,901
Less: Other income, net	(14,542)	(2,768)	(26,463)	(40,105)
Adjustments:
Plus: Transaction-related expenses(a)	3,835	3,004	19,778	12,952
Plus/(Less): Fair value changes to equity awards(b)	(509)	(570)	527	(1,839)
Adjusted EBITDA	$830,337	$895,781	$2,328,964	$2,505,389

As % of revenues	33.8%	34.0%	32.8%	33.1%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a liquidity measure in the solid waste industry.  Waste Connections calculates adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to evaluate the liquidity of its business operations.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  This measure is not meant to represent residual cash available for strategic acquisitions, stock repurchases, dividends or other discretionary expenditures since it does not adjust for mandatory debt service requirements and other non-discretionary expenditures. Other companies may calculate adjusted free cash flow differently.

	Three months ended September 30,		Nine months ended September 30,
	2025	2026	2025	2026
Net cash provided by operating activities	$677,449	$691,925	$1,857,190	$1,970,811
Plus/(Less): Change in book overdraft	(733)	(14,077)	(336)	167
Plus: Proceeds from disposal of assets	3,736	2,548	9,153	5,470
Less: Capital expenditures for property and equipment	(297,172)	(294,783)	(794,937)	(893,732)
Adjustments:
Transaction-related expenses(a)	1,734	1,686	12,895	9,058
Executive separation costs(b)	-	-	2,119	978
Payment of contingent consideration recorded in earnings(c)	-	-	400	1
Pre-existing Progressive Waste share-based grants(d)	-	-	16	-
Tax effect(e)	(434)	(422)	(2,832)	(2,510)
Adjusted free cash flow	$384,580	$386,877	$1,083,668	$1,090,243

As % of revenues	15.6%	14.7%	15.3%	14.4%

___________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects the cash component of severance expense associated with an executive departure from 2023.
(c)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(d)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(e)	The aggregate tax effect of footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income and Adjusted Net Income per Diluted Share:

Adjusted net income and adjusted net income per diluted share, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as valuation measures in the solid waste industry.  Management uses adjusted net income and adjusted net income per diluted share as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income and adjusted net income per diluted share are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended September 30,		Nine months ended September 30,
	2025	2026	2025	2026
Reported net income	$286,271	$359,224	$818,057	$874,967
Adjustments:
Amortization of intangibles(a)	51,331	48,783	149,209	143,647
Impairments and other operating items(b)	60,127	1,851	70,598	139,901
Transaction-related expenses(c)	3,835	3,004	19,778	12,952
Fair value changes to equity awards(d)	(509)	(570)	527	(1,839)
Tax effect(e)	(29,005)	(13,412)	(59,903)	(74,177)
Adjusted net income	$372,050	$398,880	$998,266	$1,095,451
Diluted earnings per common share:
Reported net income	$1.11	$1.43	$3.16	$3.45
Adjusted net income	$1.44	$1.58	$3.86	$4.32

____________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	The aggregate tax effect of the adjustments in footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

UPDATED 2026 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Updated 2026 Outlook
Net income	$1,182,000
Plus: Income tax provision(a)	336,000
Plus: Interest expense, net	362,000
Plus: Depreciation and Depletion	1,120,000
Plus: Amortization	192,000
Plus: Closure and post-closure accretion	42,091
Plus: Impairments and other operating items(b)	139,901
Less: Other income, net(b)	(40,105)
Adjustments(b)
Plus: Transaction-related expenses	12,952
Plus: Fair value changes to equity awards	(1,839)
Adjusted EBITDA	$3,345,000

____________________________

(a)	Approximately 22.1% full year effective tax rate, including amounts reported for the nine month period ended September 30, 2026.
(b)	Reflects amounts reported for the nine month period ended September 30, 2026, as shown on page 9.

Reconciliation of Adjusted Free Cash Flow:

	Updated 2026 Outlook
	Low Estimate	High Estimate
Net cash provided by operating activities	$2,636,836	$2,686,836
Plus: Change in book overdraft(a)	167	167
Plus: Proceeds from disposal of assets(a)	5,470	5,470
Less: Capital expenditures for property and equipment	(1,250,000)	(1,250,000)
Adjustments:(a)
Transaction-related expenses	9,058	9,058
Executive separation costs	978	978
Payment of contingent consideration recorded in earnings	1	1
Tax effect	(2,510)	(2,510)
Adjusted Free Cash Flow	$1,400,000	$1,450,000

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(a)	Reflects amounts reported for the nine month period ended September 30, 2026, as shown on page 10.